EXHIBIT 1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-72672) of the Chevron Corporation filed with the Securities and Exchange Commission, pertaining to the Employee Savings Investment Plan of Chevron Corporation of our report dated June 24, 2009, with respect to the financial statements and supplemental schedules of Chevron Employee Savings Investment Plan included in the Annual Report (Form 11-K) as of December 31, 2008 and for the year then ended.
/s/ Morris, Davis & Chan LLP
Oakland, California
June 24, 2009